C TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]

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Memorandum of Understanding Regarding Expansion of Healios Territory and Clinical Supply for ARDS

This Memorandum of Understanding Regarding Expansion of Healios Territory and Clinical Supply for ARDS ( "MOU")dated October 10, 2023 ("the MOU Effective Date"), is made by and between HEALIOS K.K., a Japanese company, having its principal place of business at Hibiya Mitsui Tower l 2F, 1-1-2 Yurakucho Chiyoda-ku, Tokyo 100-0006, Japan ("Healios") and ABT Holding Company, a Delaware corporation, having its principal place of business at 3201 Carnegie Avenue, Cleveland, Ohio, 44115-2634, U.S.A. ("ATHX ") (each a "Party" and together, the "Parties").

I.	Background

A.    Healios and ATHX have entered into the Initial License Agreement as of January 8, 2016 (as amended, "Initial License Agreement") for the purpose of development and commercialization of the Product, a Quality Agreement as of September 1, 2016 (as amended, "Quality Agreement")for the purpose of defining the right s and responsibilities relating to quality management of the manufacturing and supply of Investigational Product, and a Clinical Trial Supply Agreement as of Januar y 19, 2017 (as amended, "Clinical Supply Agreement") for the purpose of governing ATHX' s supply of Investigational Product and related materials to Healios for use in clinical studies;

B.    Healios and ATHX wish to amend the Initial License Agreement to provide Healios with a worldwide license in the ARDS Field, on the terms set forth in the Fifth Amendment to Initial License Agreement (defined below). The Parties acknowledge the high clinical development and commercial manufacturing preparation costs required to advance ARDS globally, which they anticipate will likely exceed $100 million. By accepting a worldwide license, Healios will take on the responsibility for such costs and thereby create the opportunity for Athersys, Inc. ("Athersys") to generate potential revenue from the milestones and royalties defined in the amended License Agreement;

C.	Healios and ATHX further intend for a clinical trial in the ARDS Field (the

"HealiosJapan ARDS Trial") to be conducted by Healio s in Japan;

D.    Subject to the terms of the Clinical Supply Agreement and the Quality Agreement, ATHX shall supply to Healios 3D Investigational Product previously manufactured for ATHX by Lonza Singapore and currently stockpiled by ATHX (the "Lonza 3D Product") at a facility controlled by Lonza Singapore at a price to be set in this MOU;

E.    Healios will use commercially reasonable efforts to execute a financing as soon as practicable for various corporate purposes ("the Healios Financing");

F.    Healios has incorporated a subsidiary, ProcellCure, Inc. ("ProcenCure") which will be involved in the development and marketing of ARDS Product and is seeking financing for such activities separate and apart from the Healios Financing (the "ProcellCureFinancing");

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G.    Healios wishes to conduct stability testing of the Lonza 3D Product at Healios' own expense for the benefit of both the Parties; and therefore

H.    This MOU provides for an amendment to the Initial License Agreement, for supply of Lonza 3D Product by ATHX to Healios for the Healios ARDS Trial, and provision of other ancillary materials and information in support of ARDS global development, all as provided in the Fifth Amendment to Initial License Agreement.

II.	Agreement of the Parties

A.    Capitalized terms used in this MOU but not defined have the meaning set forth in the Initial License Agreement, the Quality Agreement, and/or the Clinical Supply Agreement.

B.    The Initial License Agreement is hereby amended as described in Exhibit 1 (the "Fifth Amendment to Initial License Agreement") as of the date the Fifth Amendment is fully executed.

C.    Healios agrees to pay to ATHX within [***] business days of execution of the latest signed of this MOU; the Fifth Amendment to Initial License Agreement; and the Assignment Agreement for ARDS Clinical Doses (Exhibit 2 hereto) one million five hundred thousand US Dollars ($1,500,000 US Dollars) (the "Initial Payment").

D.    Simultaneously with the execution of this MOU, ATHX shall assign title to [***] clinical doses and [***] placebo doses stored at Lonza Singapore, and [***] vials for stability testing of the Lonza 3D Product stored either at Lonza Singapore or at Labcorp, by executing the Assignment Agreement for ARDS Clinical Doses attached to this Agreement as Exhibit 2 and shall provide notice of such assignment to Lonza Singapore and Labcorp and request acknowledgement of the same.

E.    Healios agrees to further pay to ATHX within [***] business days of receiving acknowledgement from Lonza Singapore of Healios' ownership of the [***] clinical and [***] placebo doses described in paragraph D above one million five hundred thousand US Dollars ($1,500,000 US Dollars) (the "Second Payment").

F.    Healios will use commercially reasonable efforts to conclude each of the Healios Financing and the ProcellCure Financing as soon as practicable. Contingent on the closing of both the Healios Financing and ProcellCure Financing (together, the "Financings"), Healios agrees to pay to ATHX within [***] days of the closing of the Financings a further one million five hundred thousand US Dollars ($1,500,000 US Dollars) ("the Third Payment").

G.    After delivery of the [***] clinical and [***] placebo doses pursuant to paragraph D above, ATHX agrees to provide up to [***] additional doses of the Lonza 3D Product and [***] placebo doses to Healios upon request at a set price of [***] per clinical dose/placebo pair for potential use in clinical trials by Healios.

H.    ATHX shall provide the Lonza 3D Product to Healios is accordance with the Clinical Supply Agreement and the Quality Agreement except that Article 5 of the Clinical Supply Agreement is superseded by the payment terms set forth in this MOU.

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I.    ATHX agrees to cooperate with Healios' conduct of the Healios Japan ARDS Trial and any other ARDS trials run by Healios to the full extent required by any of the Initial License Agreement, the Clinical Supply Agreement and/or the Quality Agreement provided that, without prejudice to Healios' rights under any other agreements, ATHX shall not be in breach of this Section I if it is unable to fulfill any such obligations as a result of insufficient staff or financial resources.

J.    ATHX further agrees to share without cost to Healios at Healios' request any and all data in ATHX's possession, custody or control, regarding any prior or current non clinical or clinical trials in the ARDS Field, including but not limited to data associated with the MACOVIA and MUST-ARDS trials.

K.    Promptly after executing this MOU and pursuant to an SOW to be executed between the Parties, ATHX further agrees to ship or arrange to be shipped to Healios or its designee [***] vials of reference standard cells for each of (a) CSFE assay testing and (b) IL-2 assay testing for use in relation to stability testing and/or 3D manufacturing process development at a cost of [***] per vial plus any shipping related costs to be invoiced in due course.

L.    Promptly after executing this MOU and pursuant to an SOW to be executed between the Parties, ATHX further agrees to ship or arrange to be shipped to Healios or its designee [***] vials of non-GMP grade research cell bank associated with master cell bank 1 and [***] vials of GMP grade working cell bank associated with master cell bank 2 for use in 3D manufacturing process development, to Healios at a cost of [***] per vial for research cell bank and [***] per vial for GMP grade working cell bank plus any shipping related costs to be invoiced in due course.

M.    Notwithstanding the foregoing, should ATHX be required to generate new data and information for provision to Healios for its use in relation to development of ARDS in any geography, Healios and ATHX will enter into an SOW to compensate ATHX for such work in accordance with the Master Support Services Agreement dated August 4, 2021.

N.    This MOU shall be governed by and construed under the Laws of State of New York without regard to its choice of law principles to the extent they would mandate the law of any other jurisdict ion. All disputes arising out of or relating to this MOU shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be Tokyo. The language to be used in the arbitration shall be English. The award rendered by arbitration shall be final and binding upon the Parties and judgment upon the award may be entered into in any court having jurisdiction for enforcement thereof. The Parties shall treat all matters relating to the arbitration, including, but not limited to, the existence of the arbitration, all documents produced by one Party in the arbitration, or the award rendered by the arbitration as Confidential Information.

0.         ATHX shall be responsible for paying any and all taxes levied on account of, or measured in whole or in part by reference to, any payments it receives hereunder. Healios shall deduct or withhold from any such payments to ATHX any taxes that Healios is required to deduct or withhold under applicable law. Notwithstanding the foregoing, if ATHX is entitled under any

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applicable tax treaty to a reduction in the rate of, or the elimination of, applicable withholding tax, it may deliver to ATHX or the appropriate governmental authority (with the assistance of Healios to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Healios of its obligation to withhold tax, and Healios shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Healios has received evidence, in a form reasonably satisfactory to Healios, of ATHX's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] business days prior to the time that the payments are due. If, in accordance with the foregoing, Healios withholds any amount, it shall

(a)

timely remit to ATHX the balance of such payment excluding the withheld tax; (b) timely remit the full amount withheld to the proper governmental authority; and (c) send to ATHX written proof ofremittance of the full amount withheld within [***] following remittance.

P.         This MOU may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Agreed:

ABT Holding Company	Healios K.K.
By: /s/ Daniel Camardo	By: /s/ Tadahisa Kagimoto
Date: October 10, 2023	Date: October 10, 2023
Name: Daniel Camardo	Name: Tadahisa Kagimoto
Title: CEO	Title: CEO

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